UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2022

OAKTREE STRATEGIC CREDIT FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	No. 814-01471	87-6827742
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 S. Grand Avenue, 28th Floor, Los Angeles, CA		90071
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (213) 830-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01. Regulation FD Disclosure.

September 2022 Distribution

On September 23, 2022, the Board of Trustees of Oaktree Strategic Credit Fund (the “Fund”) declared a regular distribution on the Fund’s outstanding common shares of beneficial interest (the “Shares”) in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distributions
Class I Common Shares	$0.1700	$0.0000	$0.1700
Class S Common Shares	$0.1700	$0.0170	$0.1530

The regular distribution is payable to shareholders of record as of September 30, 2022 and will be paid on or about October 31, 2022. The distribution will be paid in cash or reinvested in Shares for shareholders participating in the Fund’s distribution reinvestment plan.

As previously announced, the Company intends to report its net asset value per share as of the last day of each month on its website, www.osc.brookfieldoaktree.com, within 20 business days of month end. At such time, the Company may also make available on its website other financial information as of the applicable month-end. The information on the Company’s website is not a part of, or incorporated by reference in, this Current Report on Form 8-K.

The information disclosed under this Item 7.01 is being “furnished” and shall not be deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

Net Asset Value and Portfolio Update

The net asset value (“NAV”) per share of the issued and outstanding Shares of the Fund as of August 31, 2022, as determined on September 23, 2022 in accordance with the Fund’s valuation policy, is set forth below.

NAV per share as of August 31, 2022
Class I Common Shares	$24.03
Class S Common Shares	$24.03

As of August 31, 2022, the Fund’s aggregate NAV was $343.8 million, the fair value of its investment portfolio was $424.0 million and it had $60.0 million of principal debt outstanding. As of August 31, 2022, the Fund’s debt-to-equity leverage ratio was approximately 0.17 times. NAV per share increased from $23.98 per share as of July 31, 2022 to $24.03 per share as of August 31, 2022. The increase was principally due to unrealized appreciation primarily as a result of price increases on certain debt investments.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $5.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered Class I Shares in transactions exempt from the registration provisions of the Securities Act pursuant to Section 4(a)(2) and/or Regulation S thereunder as part of a private offering (the “Private Offering”). The following tables list the Shares issued and total consideration for the Private Offering and the Offering, in each case, as of the date of this filing. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Private Offering:
Class I Common Shares	11,301,370	$277.6 million

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	1,717,319	$41.0 million
Class S Common Shares	2,579,984	$61.8 million

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKTREE STRATEGIC CREDIT FUND
(Registrant)

By:	/s/ Mary Gallegly
Name:	Mary Gallegly
Title:	General Counsel and Secretary

Date: September 26, 2022